Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

November 2, 2017		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com 212-207-6488 www.mfafinancial.com	NYSE: MFA

MEDIA CONTACT:	Abernathy MacGregor Tom Johnson 212-371-5999

MFA Financial, Inc.

Announces Third Quarter 2017 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 and other highlights:

•                  MFA generated third quarter net income available to common shareholders of $60.1 million, or $0.15 per common share (based on 396.7 million weighted average common shares outstanding).  As of September 30, 2017, book value per common share was $7.70.

•                  Earnings for the third quarter were negatively impacted principally by lower prices on CRT securities, primarily reflecting market concerns related to seasonal hurricanes, and by one-time contractual obligations of the Company related to the death of our former CEO, who passed away in August.

•                  On October 31, 2017, MFA paid its third quarter 2017 dividend of $0.20 per share of common stock to shareholders of record as of September 28, 2017.

•                  MFA purchased or committed to purchase nearly $600 million of residential mortgage assets in the third quarter, including $202 million of credit sensitive whole loans and REO.

Craig Knutson, MFA’s President and CEO, said, “In the third quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus on credit sensitive assets.  We made acquisitions in each of our credit sensitive investment asset classes during the quarter.  Further, we opportunistically sold $44.5 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”), realizing gains of $14.9 million for the quarter.  As we have for over five years now, we continue to manage this portfolio through selective and strategic sales of positions.

“MFA remains well-positioned to generate attractive returns despite historically low interest rates.  Through asset selection and hedging strategy, the estimated net effective duration, a gauge of MFA’s interest rate sensitivity, remains low and measured 0.76 at quarter-end.  MFA’s book value per common share decreased modestly during the quarter from $7.76 to $7.70, but year-to-date has increased approximately 1% as our investment strategy continues to produce stable book value. Leverage, which reflects the ratio of our financing obligations to equity, was 2.4:1 at quarter-end.”

Mr. Knutson added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the third quarter of 2017, we reduced our credit reserve on this portfolio by $14.8 million.  Also, our credit sensitive residential whole loans offer additional exposure to residential mortgage credit while affording us the opportunity to improve outcomes through sensible and effective servicing decisions.”

During the third quarter, while MFA successfully purchased (or committed to purchase) nearly $600 million of investments in credit sensitive whole loans, RPL/NPL MBS, MSR related assets and CRT securities, we also experienced an elevated level of runoff in RPL/NPL MBS as issuers called a number of deals and refinanced at lower coupons.

MFA’s Legacy Non-Agency MBS had a face amount of $2.9 billion with an amortized cost of $2.1 billion and a net purchase discount of $835.8 million at September 30, 2017.  This discount consists of a $593.1 million credit reserve and other-than-temporary impairments and a $242.7 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS have underlying mortgage loans that are on average approximately eleven years seasoned and approximately 11.8% are currently 60 or more days delinquent.

The Agency MBS portfolio had an amortized cost basis of 103.8% of par as of September 30, 2017, and generated a 1.97% yield in the third quarter.  The Legacy Non-Agency MBS portfolio had an amortized cost of 71.3% of par as of September 30, 2017, and generated a loss-adjusted yield of 8.93% in the third quarter.  At the end of the third quarter, MFA held approximately $1.2 billion of RPL/NPL MBS.  These securities had an amortized cost of 99.84% of par and generated a 4.43% yield for the quarter.

In addition, at September 30, 2017, our investments in credit sensitive residential whole loans totaled $1.7 billion.  Of this amount, $639.2 million is recorded at carrying value, or 86.0% of the interest-bearing unpaid principal balance, and generated a loss-adjusted yield of 5.92% (5.43% net of servicing costs) during the quarter, and $1.1 billion is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $18.7 million, primarily reflecting changes in the fair value of the underlying loans and coupon interest payments received during the quarter.

For the three months ended September 30, 2017, MFA’s costs for compensation and benefits and other general and administrative expenses were $15.0 million, or an annualized 1.84% of stockholders’ equity as of September 30, 2017.  Our costs for compensation and benefits were higher than usual this quarter as they include the impact of non-recurring expenses recorded related to the Company’s contractual obligations to our former CEO, William S. Gorin, who sadly passed away in August.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Third Quarter 2017 Average CPR	Second Quarter 2017 Average CPR
Agency MBS	16.2%	16.3%
Legacy Non-Agency MBS	18.7%	18.2%
RPL/NPL MBS (1)	26.2%	36.2%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  RPL/NPL MBS are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases up to 300 basis points at 36 months from issuance or sooner.

As of September 30, 2017, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.04% and a floating receive rate of 1.24% on notional balances totaling $2.6 billion, with an average maturity of 30 months.

The following table presents MFA’s asset allocation as of September 30, 2017, and the third quarter 2017 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At September 30, 2017	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	MSR Related Assets	Residential Whole Loans, at Carrying Value	Residential Whole Loans, at Fair Value	Other, net (1)	Total
($ in Millions)
Fair Value/Carrying Value	$3,019	$2,717	$1,195	$654	$412	$639	$1,103	$748	$10,487
Less Payable for Unsettled Purchases	—	(4)	—	—	—	—	(120)	—	(124)
Less Repurchase Agreements	(2,671)	(1,837)	(798)	(413)	(269)	(273)	(610)	—	(6,871)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Less Securitized Debt	—	—	—	—	—	(111)	(26)	—	(137)
Net Equity Allocated	$348	$876	$397	$241	$143	$255	$347	$651	$3,258
Debt/Net Equity Ratio (2)	7.7	x	2.1	x	2.0	x	1.7	x	1.9	x	1.5	x	2.2	x	2.4	x

For the Quarter Ended September 30, 2017
Yield on Average Interest Earning Assets (3)	1.97%	8.93%	4.43%	5.74%	6.33%	5.92%	N/A	—%	4.68%
Less Average Cost of Funds (4)	(1.75)	(3.26)	(2.69)	(2.54)	(3.13)	(3.39)	(3.63)	—	(2.66)
Net Interest Rate Spread	0.22%	5.67%	1.74%	3.20%	3.20%	2.53%	N/A	—%	2.02%

(1)       Includes cash and cash equivalents and restricted cash, securities obtained and pledged as collateral, other assets, obligation to return securities obtained as collateral and other liabilities.

(2)       Represents the sum of borrowings under repurchase agreements, securitized debt and payable for unsettled purchases as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes the obligation to return securities obtained as collateral of $507.3 million and Senior Notes.

(3)       Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At September 30, 2017, the amortized cost of our interest earning assets were as follows: Agency MBS - $3.0 billion; Legacy Non-Agency MBS - $2.1 billion; RPL/NPL MBS - $1.2 billion; Credit Risk Transfer securities - $612.7 million; and Residential Whole Loans at carrying value - $639.2 million. In addition, the yield for residential whole loans at carrying value was 5.43% net of 49 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(4)       Average cost of funds includes interest on repurchase agreements and other advances, the cost of swaps and Senior Notes.  Agency cost of funds includes 44 basis points and Legacy Non-Agency cost of funds includes 45 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At September 30, 2017, MFA’s $5.7 billion of Agency and Legacy Non-Agency MBS were backed by Hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,598	8	20.4%	$1,845	5	19.0%	$3,443	6	19.6%
2-5 years	144	46	12.0	—	—	—	144	46	12.0
> 5 years	60	67	12.8	—	—	—	60	67	12.8
ARM-MBS Total	$1,802	13	19.5%	$1,845	5	19.0%	$3,647	9	19.2%
15-year fixed (6)	$1,216		11.4%	$3		12.9%	$1,219		11.4%
30-year fixed (6)	—		—	831		18.3	831		18.3
40-year fixed (6)	—		—	38		15.1	38		15.1
Fixed-Rate Total	$1,216		11.4%	$872		18.1%	$2,088		14.4%
MBS Total	$3,018		16.2%	$2,717		18.7%	$5,735		17.5%

(1)   Excludes $1.2 billion of RPL/NPL MBS.

(2)   Does not include principal payments receivable of $1.1 million.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)   Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, November 2, 2017, at 11:00 a.m. (Eastern Time) to discuss its third quarter 2017 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “could,” “would,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; and risks associated with investing in real estate assets, including changes in business conditions and general economic conditions. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	September 30, 2017	December 31, 2016
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($2,911,353 and $3,540,401 pledged as collateral, respectively)	$3,019,304	$3,738,497
Non-Agency MBS, at fair value ($2,853,891 and $4,751,419 pledged as collateral, respectively) (1)	3,911,660	5,684,836
CRT securities, at fair value ($530,833 and $357,488 pledged as collateral, respectively)	653,633	404,850
Mortgage servicing rights (“MSR”) related assets ($412,674 and $226,780 pledged as collateral, respectively)	411,840	226,780
Residential whole loans, at carrying value ($347,906 and $427,880 pledged as collateral, respectively) (2)	639,216	590,540
Residential whole loans, at fair value ($903,494 and $734,331 pledged as collateral, respectively) (2)	1,103,518	814,682
Securities obtained and pledged as collateral, at fair value	507,318	510,767
Cash and cash equivalents	608,173	260,112
Restricted cash	15,440	58,463
Other assets	233,357	194,495
Total Assets	$11,103,459	$12,484,022

Liabilities:
Repurchase agreements and other advances	$6,871,443	$8,687,268
Obligation to return securities obtained as collateral, at fair value	507,318	510,767
8% Senior Notes due 2042 (“Senior Notes”)	96,763	96,733
Payable for unsettled MBS and residential whole loans purchases	124,006	—
Other liabilities	246,278	155,352
Total Liabilities	$7,845,808	$9,450,120

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 396,939 and 371,854 shares issued and outstanding, respectively	3,969	3,719
Additional paid-in capital, in excess of par	3,219,398	3,029,062
Accumulated deficit	(596,022)	(572,641)
Accumulated other comprehensive income	630,226	573,682
Total Stockholders’ Equity	$3,257,651	$3,033,902
Total Liabilities and Stockholders’ Equity	$11,103,459	$12,484,022

(1)   Includes approximately $174.4 million of Non-Agency MBS transferred to consolidated VIEs at December 31, 2016.  Such assets can be used only to settle the obligations of each respective VIE.

(2)   Includes approximately $131.3 million of Residential whole loans, at carrying value and $40.4 million of Residential whole loans, at fair value transferred to a consolidated VIE at September 30, 2017. Such assets can be used only to settle the obligations of the VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2017	2016	2017	2016
	(Unaudited)
Interest Income:
Agency MBS	$15,533	$18,957	$50,014	$64,546
Non-Agency MBS	63,252	83,638	212,728	253,555
CRT securities	8,676	3,983	22,898	9,897
MSR related assets	7,194	—	17,833	—
Residential whole loans held at carrying value	9,026	5,917	26,219	16,112
Cash and cash equivalent investments	1,452	221	2,854	531
Interest Income	$105,133	$112,716	$332,546	$344,641

Interest Expense:
Repurchase agreements and other advances	$46,303	$46,158	$141,444	$137,127
Senior Notes and other interest expense	2,972	2,009	7,202	6,360
Interest Expense	$49,275	$48,167	$148,646	$143,487

Net Interest Income	$55,858	$64,549	$183,900	$201,154

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$(1,255)	$(63)	$(1,255)
Portion of loss recognized in/(reclassed from) other comprehensive income	—	770	(969)	770
Net Impairment Losses Recognized in Earnings	$—	$(485)	$(1,032)	$(485)

Other Income, net:
Net gain on residential whole loans held at fair value	$18,679	$19,639	$48,660	$47,729
Net gain on sales of MBS and U.S. Treasury securities	14,933	7,083	30,530	26,069
Other, net	(4,515)	7,179	14,844	9,844
Other Income, net	$29,097	$33,901	$94,034	$83,642

Operating and Other Expense:
Compensation and benefits	$10,892	$7,078	$26,258	$21,507
Other general and administrative expense	4,081	3,709	14,060	12,508
Loan servicing and other related operating expenses	6,177	4,167	14,785	10,265
Operating and Other Expense	$21,150	$14,954	$55,103	$44,280

Net Income	$63,805	$83,011	$221,799	$240,031
Less Preferred Stock Dividends	3,750	3,750	11,250	11,250
Net Income Available to Common Stock and Participating Securities	$60,055	$79,261	$210,549	$228,781

Earnings per Common Share - Basic and Diluted	$0.15	$0.21	$0.54	$0.61

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.60	$0.60